Exhibit 10.26

December 8, 2025

Via Electronic Delivery

John Plescia

[*****][*****]

Email: [*****][*****]

Dear John:

On behalf of Viskase Companies, Inc. (“Company” or “Viskase”), I am pleased to present you with the following job offer:

Title:	Vice President and General Manager, Americas

Reporting to:	You will report directly to Tom Davis, President, and CEO

Location	Viskase Corporate HQs, Lombard, IL

Start Date:	December 8, 2025

Compensation:	Your compensation per biweekly pay period will be $12,500 (annualized at $325,000), every other Friday. All of your compensation is subject to deductions as required by law.

Bonus Plan:	In addition to your base salary, as a full-time, salaried employee, you are eligible to participate in the Viskase Management Incentive Plan (MIP) for calendar year 2026 with a target bonus of 60 % of base earnings. The incentive is predicated on obtaining certain objectives based upon both personal and Company performance. Additional details are contained in the Plan’s Terms and Conditions.

PTO:	You will be eligible for 28 days of PTO per year subject to the terms of the Viskase PTO policy. You begin to accrue your PTO from Date of Hire. Viskase reserves the right to add, change, or modify the policy at any time.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

John Plescia

December 8, 2025

Benefits:	You will be eligible to participate in Viskase benefit plans including health; dental; vision; life; dependent life; flexible spending account (FSA), health savings account (HSA); contributory 401(k) with Company match and no vesting requirement, and shod term and long-term disability insurance. All benefit plans except STD and LTD are effective the first of the month following employment. STD and LTD are effective after 90 days of employment. Viskase reserves the right to add, change, or terminate benefits at any time, including but not limited to, those set forth above.

This offer, and your employment, are conditioned upon successful completion of a drug screen and background and reference check. In addition, you will be required to sign the Company's Confidentiality/Non-Disparagement/Inventions policy and adhere to such policies.

The details of the Confidentiality and Non-Disparagement document and other Company employment documentation will be presented to you and signed by you prior to your employment.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms and conditions that may be established or modified by the Company from time to time.

On your first day of work, we require that you bring proof of your legal right to work in the United States for 1-9 purposes.

We are excited to welcome you back to the Viskase team. Please do not hesitate to contact me or Armando Herrera, VP Global Human Resources, [*****].

This offer expires December 11, 2025, at 4:00 PM central time.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

John Plescia

December 8, 2025

Sincerely,

Tom Davis

President and CEO, Viskase Companies, Inc.

Cc: Human Resources

ACCEPTED:

/s/ JOHN N. PLESCIA	12/8/25
JOHN N. PLESCIA	DATE

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176